IQST – iQSTEL Highlights Q1 Balance Sheet Milestone On Road To Nasdaq Up List - $13.9 Million Estimated Revenue, $2 Million In Cash And No Debt

New York, NY – April 19, 2021 – iQSTEL, Inc. (USOTC: IQST) previewed highlights of its Q1 2021 performance anticipated to be included in the upcoming Q1 2021 financial report on Form 10Q to be published in less than 30 days.

Last week, iQSTEL published its FY-2020 Audited Financials reporting 149% revenue growth to $44.9 million.

iQSTEL has forecasted 2021 revenue growth to $60.5 million.

iQSTEL anticipates reporting approximately $13.9 million in revenue in the upcoming Q1 2021 financial report.

Adding to continued rapid revenue growth, the Q1 2021 report is also anticipated to memorialize for the first time the recently announced elimination of all convertible debt making the company “debt free.”

The substantial balance sheet improvement is a major milestone advancing the company towards its Nasdaq up list objective.

In addition to eliminating all convertible debt, the company expects to report over $2 million in cash.

As FY-2021 proceeds, management expects to report improved margins contributing to increased EBITA resulting from an estimated $3.5 million reduction in debt servicing.

About iQSTEL Inc.:

iQSTEL Inc (OTC: IQST) (www.iQSTEL.com) is a US-based publicly-listed company offering leading-edge Telecommunication, Technology and Fintech Services for Global Markets, with presence in 13 countries. The company provides services to the Telecommunications, Electric Vehicle (EV), Liquid Fuel Distribution, Chemical and Financial Services Industries. iQSTEL has 4 Business Divisions: Telecom, Technology, Fintech and Blockchain, with worldwide B2B and B2C customer relations operating through its subsidiaries: Etelix, SwissLink, QGlobal SMS, SMSDirectos, IoT Labs, Global Money One and itsBchain. The Company has an extensive portfolio of products and services for its clients: SMS, VoIP, 4G & 5G international infrastructure connectivity, Cloud-PBX, OmniChannel Marketing, IoT Smart Electric Vehicle Platform, iQ Batteries for Electric Vehicles, IoT Smart Gas Platform, IoT Smart Tank Platform, Visa Debit Card, Money Remittance, Mobile Number Portability Application MNPA (Blockchain Platform) and Settlement & Payments Marketplace (Blockchain Platform).

Safe Harbor Statement: Statements in this news release may be "forward-looking statements". Forward-looking statements include, but are not limited to, statements that express our intentions, beliefs, expectations, strategies, predictions or any other statements relating to our future activities or other future events or conditions. These statements are based on current expectations, estimates and projections about our business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may, and are likely to, differ materially from what is expressed or forecasted in forward-looking statements due to numerous factors. Any forward-looking statements speak only as of the date of this news release and iQSTEL Inc. undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date of this news release.

iQSTEL Inc.

IR US Phone: 646-740-0907, IR Email: investors@iqstel.com

Source: iQSTEL Inc. and its subsidiaries: www.iqstel.com